Exhibit 99.1

News Announcement	PENN NATIONAL GAMING, INC.

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING COMPLETES SALE OF POCONO DOWNS
RACETRACK AND AFFILIATED OFF-TRACK WAGERING FACILITIES

Wyomissing, Penn., (January 25, 2005) -- Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it has completed the previously announced sale of The Downs Racing and its subsidiaries to the Mohegan Tribal Gaming Authority (MTGA) for approximately $280 million.  Reflecting taxes, post closing adjustments, fees and other expenses, Penn National realized net proceeds of approximately $175 million, which the Company intends to apply to a combination of debt reduction and previously announced development projects.

Under the terms of the agreement, MTGA acquired The Downs Racing and its subsidiaries including Pocono Downs (a standardbred horse racing facility located on 400 acres in Wilkes-Barre, Pennsylvania) and five Pennsylvania off-track wagering (OTW) facilities located in Carbondale, East Stroudsburg, Erie, Hazleton and the Lehigh Valley (Allentown).

Bear, Stearns & Co. Inc. acted as advisor to Penn National Gaming and SG Americas Securities, LLC served as advisor to Mohegan Tribal Gaming Authority in the transaction.  As previously announced, the sale agreement between Penn National and MTGA provides MTGA with certain post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

About Penn National Gaming

Penn National Gaming owns and operates: Hollywood Casino in Aurora, Illinois; Charles Town Races & Slots™ in Charles Town, West Virginia; the Casino Rouge in Baton Rouge, Louisiana; the Bullwhackers casino properties in Black Hawk, Colorado, and three Mississippi casinos: Hollywood Casino in Tunica, Casino Magic in Bay St. Louis and the Boomtown Biloxi casino in Biloxi.  Penn National also owns and operates Penn National Race Course in Grantville, Pennsylvania and its six

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Penn National Gaming, 1/25/05	page 2

affiliated off-track wagering facilities; the racetrack at Bangor Raceway in Bangor, Maine; a 50% interest in the Pennwood Racing Inc. joint venture, which owns and operates Freehold Raceway in New Jersey; and the Company operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.  As previously announced, Penn National is currently in the process of effecting the disposition of the Hollywood Casino in Shreveport, Louisiana.  In November 2004, Penn National entered into a definitive merger agreement under which Penn National will acquire all of the outstanding shares of Argosy Gaming Company.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses (including without limitation the issuance of final operators’ licenses in Maine and Pennsylvania); delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania and Maine; the maintenance of agreements with our horsemen and pari-mutuel clerks; our dependence on key personnel; the impact of terrorism and other international hostilities; the availability and cost of financing; the outcome and financial impact from the event of default under the indentures governing the Hollywood Casino Shreveport notes and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission. In addition, consummation of Penn National’s acquisition of Argosy Gaming is subject to several conditions including the approval of various governmental entities, including certain gaming regulatory authorities to which the Companies are subject.  Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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